Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 10, 2023, with respect to combined statement of revenues and certain expenses of the Seed Portfolio included in the Registration Statement (Form S-11) and related Prospectus of BGO Industrial Real Estate Income Trust, Inc.

/s/ Ernst & Young LLP

New York, New York

May 12, 2023